Exhibit 99.1
NEWS RELEASE

FOR RELEASE:   IMMEDIATE RELEASE

CONTACT:       Frank C. Marchisello, Jr.
               (336) 834-6834


                    TANGER REPORTS FIRST QUARTER 2005 RESULTS
           4.6% Increase in Total FFO, 2.4% Increase in FFO Per Share

Greensboro, NC, April 26, 2005, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations ("FFO"), a widely accepted measure of REIT performance, for the three months ended March 31, 2005 was $14.5 million, or $0.43 per share, as compared to FFO of $13.9 million, or $0.42 per share, for the three months ended March 31, 2004, representing a 4.6% increase in total FFO and a 2.4% per share increase. During the first quarter of 2005, Tanger recognized a previously announced loss on the sale of real estate associated with the sale of the company's outlet center located in Seymour, Indiana. As a result, the company reported a net loss for the first quarter of 2005 of $2.9 million, or $0.11 per share, as compared to net income of $1.0 million, or $0.04 per share for the first quarter of 2004. All FFO and net income per share amounts described above are on a diluted basis. A reconciliation of net income to FFO is presented on the supplemental information page of this press release.

                            First Quarter Highlights
                            ------------------------

o Increased the common share dividend 3.2% from $0.3125 to $0.3225 per share, $1.29 per share annualized, representing the 12th consecutive year of increased dividends

o    211  leases   signed,   totaling   944,324  square  feet  with  respect  to
     re-tenanting and renewal activity, including 40.6% of the square footage scheduled to expire during 2005

o 8.6% increase in average base rental rates on leases renewed during the quarter

o    95% period-end portfolio occupancy rate up 1% from March 31, 2004

o $315 per square foot in reported same-space tenant sales for the rolling twelve months ended March 31, 2005 up 3% compared to $306 per square foot for the twelve months ended March 31, 2004

o 46,400 square feet of expansion space underway in Locust Grove, Georgia and scheduled to open in the summer of 2005

o 39.5% debt-to-total market capitalization ratio, 3.49 times interest coverage ratio

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, "Lease renewals and higher rental rates continued to be the trend during the first quarter of 2005. Our leasing spreads during the quarter continued to grow for both new leases and renewals. Our team continues to work on making our new developments happen on time and on budget. We should be in a good position by the end of the second quarter to provide some additional information on when we expect to begin construction on these properties."

                           Portfolio Operating Results
                           ---------------------------

During the first quarter of 2005, Tanger executed 211 leases, totaling 944,324 square feet. Lease renewals during the first quarter accounted for 739,494 square feet generated an 8.6% increase in average base rental rates on a cash basis and represented 40.6% of the 1,821,000 square feet originally scheduled to expire during 2005. Base rental increases on re-tenanted space during the first quarter averaged 3.9% on a cash basis and accounted for the remaining 204,830 square feet. Same center net operating income increased 1.1% for the first quarter of 2005 compared to the same period in 2004.

For the first quarter of 2005, same-space sales increased by 6%, as compared to the same period in 2004. Reported same-space sales per square foot for the rolling twelve months ended March 31, 2005 were $315 per square foot. This represents a 3% increase compared to $306 per square foot for the rolling twelve months ended March 31, 2004. Same-space sales is defined as the weighted average sales per square foot reported in space open for the full duration of the comparative periods. Reported same-store sales for the three months ended March 31, 2005 increased 3% compared to the same period in 2004. Same-store sales are defined as sales for tenants whose stores have been open from January 1, 2004 through the duration of the comparison period.

                              Investment Activities
                              ---------------------

Tanger is currently underway with constructing a 46,400 square foot expansion at its center located in Locust Grove, Georgia. The estimated cost of the expansion is $6.6 million with an estimated return on cost of approximately 11%. The company currently expects to complete the expansion with stores commencing operations during the summer of 2005. Leases have been executed with Polo/Ralph Lauren, Sketchers, Children's Place and others. Upon completion of the expansion, the company's Locust Grove center will total approximately 294,000 square feet.

Tanger continues the pre-development and leasing of four previously announced sites located in Pittsburgh, Pennsylvania; Deer Park, New York; Charleston, South Carolina; and Wisconsin Dells, Wisconsin, with expected deliveries during 2006 and 2007.

                 Financing Activities and Balance Sheet Summary
                 ----------------------------------------------

On March 1, 2005, Tanger announced that its Board of Directors approved a 3.2% increase in the annual dividend on its common shares from $1.25 per share to $1.29 per share. Simultaneously, the Board of Directors declared a quarterly dividend of $.3225 per share for the first quarter ended March 31, 2005. A cash dividend of $.3225 per share will be payable on May 16, 2005 to holders of record on April 29, 2005. Tanger has increased its dividend each year since becoming a public company in May of 1993. As of March 31, 2005, Tanger had a total market capitalization of approximately $1.2 billion, with $484.4 million of debt outstanding (excluding a debt premium of $8.6 million), equating to a 39.5% debt-to-total market capitalization ratio. As of March 31, 2005, $397.4 million, or 82.0% of Tanger's total debt, was at fixed interest rates and the company had $33.5 million outstanding with $91.5 million available on its unsecured lines of credit. During the first quarter Tanger continued to improve its interest coverage ratio, which was 3.49 times for the first quarter of 2005, as compared to 3.20 times interest coverage in the same period last year.

On April 10, 2005 the company repaid at maturity a $13.7 million, 9.77% mortgage with New York Life with amounts available under its unsecured lines of credit, increasing the amounts currently outstanding under its lines of credit to $43.5 million. On September 10, 2005 a $7.2 million, 9.125% mortgage with New York Life matures and the company currently expects to repay this loan with amounts available on its unsecured lines of credit. The repayment of these two loans will unencumber the company's Lancaster, PA and Commerce I, GA properties.

                           2005 FFO Per Share Guidance
                           ---------------------------

Based on current market conditions, the strength and stability of its core portfolio, Tanger currently believes its net income for 2005 will be between $0.56 and $0.60 per share and its FFO for 2005 will be between $1.93 and $1.97 per share. The company's earnings estimates do not include the impact of any potential gains on the sale of land parcels or the impact of any potential sales or acquisitions of properties. The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income available to common shareholders per share:

For the twelve months ended December 31, 2005
                                                         Low Range    High Range
Estimated diluted net income per share, excluding
  gain/loss on the sale of real estate                   $  0.56        $ 0.60
Minority interest, depreciation and amortization uniquely
  significant to real estate including minority interest
  share and our share of joint ventures                    (1.37)        (1.37)
Estimated diluted FFO per share                           $ 1.93        $ 1.97

                          First Quarter Conference Call
                          -----------------------------

Tanger will host a conference call to discuss its first quarter results for analysts, investors and other interested parties on Wednesday, April 27, 2005, at 10:00 A.M. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers First Quarter Financial Results call. Alternatively, the call will be web cast by CCBN and can be accessed at the "Tanger News" section of Tanger Factory Outlet Centers, Inc.'s web site at www.tangeroutlet.com.

A telephone replay of the call will be available from April 27, 2005 starting at 12:00 P.M. Eastern Time through May 6, 2005, by dialing 1-800-642-1687 (conference ID # 5447201). Additionally, an online archive of the broadcast will also be available through May 6, 2005.

                       About Tanger Factory Outlet Centers
                       -----------------------------------

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently has ownership interests in or management responsibilities for 33 centers in 22 states coast to coast, totaling approximately 8.7 million square feet of gross leasable area. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended March 31, 2005. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, fund from operations, the development of new centers, the opening of ongoing expansions, coverage of the current dividend and the impact of sales of land parcels may be, forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

                                          TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                                                  CONSOLIDATED STATEMENTS OF OPERATIONS
                                                  (In thousands, except per share data)

                                                                                          Three Months Ended
                                                                                               March 31,
                                                                                           2005          2004
-----------------------------------------------------------------------------------------------------------------
                                                                                              (unaudited)
REVENUES
  Base rentals (a)                                                                     $ 31,861         $ 31,460
  Percentage rentals                                                                        886              711
  Expense reimbursements                                                                 14,297           11,886
  Other income                                                                              947              850
-----------------------------------------------------------------------------------------------------------------
       Total revenues                                                                    47,991           44,907
-----------------------------------------------------------------------------------------------------------------
EXPENSES
  Property operating                                                                     16,240           13,423
  General and administrative                                                              3,044            3,157
  Depreciation and amortization                                                          12,930           12,157
-----------------------------------------------------------------------------------------------------------------
       Total expenses                                                                    32,214           28,737
-----------------------------------------------------------------------------------------------------------------
Operating income                                                                         15,777           16,170
  Interest expense                                                                        8,228            8,864
-----------------------------------------------------------------------------------------------------------------
Income before equity in earnings of unconsolidated joint ventures,
minority interests, discontinued operations and loss on sale of real estate               7,549            7,306
Equity in earnings of unconsolidated joint ventures (b)                                     191              166
Minority interests
   Consolidated joint venture                                                            (6,624)          (6,593)
   Operating partnership                                                                   (202)            (160)
-----------------------------------------------------------------------------------------------------------------
Income from continuing operations                                                           914              719
Discontinued operations, net of minority interest (a)                                       ---              293
-----------------------------------------------------------------------------------------------------------------
Income before loss on sale of real estate                                                   914            1,012
Loss on sale of real estate, net of minority interest                                    (3,843)             ---
-----------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                      $ (2,929)        $  1,012
-----------------------------------------------------------------------------------------------------------------

Basic earnings per common share
 Income from continuing operations                                                     $   0.03         $   0.03
 Net income (loss)                                                                     $  (0.11)        $   0.04
-----------------------------------------------------------------------------------------------------------------

Diluted earnings per common share
 Income from continuing operations                                                     $   0.03         $   0.03
 Net income (loss)                                                                     $  (0.11)        $   0.04
-----------------------------------------------------------------------------------------------------------------

Funds from operations (FFO)                                                            $ 14,530         $ 13,893
FFO per common share - diluted                                                         $   0.43         $   0.42
-----------------------------------------------------------------------------------------------------------------

Summary of discontinued operations
Income from discontinued operations                                                    $      -         $    364
Minority interest in discontinued operations                                                  -              (71)
-----------------------------------------------------------------------------------------------------------------
Discontinued operations, net of minority interest                                      $      -         $    293
-----------------------------------------------------------------------------------------------------------------

(a)  Includes straight-line rent and market rent adjustments of $158 and $144 for the three months ended March 31, 2005 and 2004.
(b)  Includes Myrtle Beach, South Carolina Hwy 17 property which is currently held through an unconsolidated joint venture in which we own a 50% interest.

                                        TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                                                    CONSOLIDATED BALANCE SHEETS
                                                 (In thousands, except share data)

                                                                                 March 31,       December 31,
                                                                                   2005              2004
---------------------------------------------------------------------------------------------------------------
                                                                                       (unaudited)
ASSETS
 Rental Property
   Land                                                                             $113,355          $113,830
   Buildings, improvements and fixtures                                              955,931           963,563
---------------------------------------------------------------------------------------------------------------
                                                                                   1,069,286         1,077,393
   Accumulated depreciation                                                         (228,252)         (224,622)
---------------------------------------------------------------------------------------------------------------
   Rental property, net                                                              841,034           852,771
 Cash and cash equivalents                                                             6,531             4,103
 Deferred charges, net                                                                55,611            58,851
 Other assets                                                                         21,536            20,653
---------------------------------------------------------------------------------------------------------------
     Total assets                                                                   $924,712          $936,378
---------------------------------------------------------------------------------------------------------------

LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS' EQUITY
Liabilities
 Long-term debt
   Senior, unsecured notes                                                          $100,000          $100,000
   Mortgages payable (including a premium of $8,558 and $9,346, respectively)        305,983           308,342
   Unsecured note                                                                     53,500            53,500
   Lines of credit                                                                    33,455            26,165
---------------------------------------------------------------------------------------------------------------
                                                                                     492,938           488,007
 Construction trade payables                                                           9,781            11,918
 Accounts payable and accrued expenses                                                25,753            17,026
---------------------------------------------------------------------------------------------------------------
     Total liabilities                                                               528,472           516,951
---------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Minority interests
 Consolidated joint venture                                                          223,895           222,673
 Operating partnership                                                                31,045            35,621
---------------------------------------------------------------------------------------------------------------
     Total minority interests                                                        254,940           258,294
---------------------------------------------------------------------------------------------------------------
Shareholders' equity
 Common shares, $.01 par value, 50,000,000 shares authorized,
  27,611,416 and 27,443,016 shares issued and outstanding
  at March 31, 2005 and December 31, 2004                                                276               274
 Paid in capital                                                                     277,857           274,340
 Distributions in excess of net income                                              (129,917)         (109,506)
 Deferred compensation                                                                (6,844)           (3,975)
 Accumulated other comprehensive loss                                                    (72)              ---
---------------------------------------------------------------------------------------------------------------
   Total shareholders' equity                                                        141,300           161,133
---------------------------------------------------------------------------------------------------------------
     Total liabilities, minority interests and shareholders' equity                 $924,712          $936,378
---------------------------------------------------------------------------------------------------------------

                     TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                                   SUPPLEMENTAL INFORMATION
                (In thousands, except per share, state and center information)

                                                                                          Three Months Ended
                                                                                               March 31,
                                                                                            2005            2004
--------------------------------------------------------------------------------------------------------------------
Funds from Operations:
 Net income (loss)                                                                         $ (2,929)         $1,012
 Adjusted for:
   Minority interest in operating partnership                                                   202             160
   Minority interest adjustment - consolidated joint venture                                    169              33
   Minority interest, depreciation and amortization
     attributable to discontinued operations                                                    ---             289
   Depreciation and amortization uniquely significant to real estate
     - consolidated                                                                          12,876          12,099
   Depreciation and amortization uniquely significant to real estate
     - unconsolidated joint ventures                                                            369             300
   Loss on sale of real estate, net of minority interest                                      3,843             ---
--------------------------------------------------------------------------------------------------------------------
     Funds from operations                                                                 $ 14,530        $ 13,893
--------------------------------------------------------------------------------------------------------------------
     Funds from operations per share - diluted                                                 $.43            $.42
--------------------------------------------------------------------------------------------------------------------


WEIGHTED AVERAGE SHARES
 Basic weighted average common shares                                                        27,304          26,674
 Effect of outstanding share and unit options                                                   180             301
 Effect of unvested restricted share awards                                                      32             ---
--------------------------------------------------------------------------------------------------------------------
 Diluted weighted average common shares (for
   earnings per share computations)                                                          27,516          26,975
 Convertible operating partnership units (a)                                                  6,067           6,067
--------------------------------------------------------------------------------------------------------------------
 Diluted weighted average common shares (for
   funds from operations per share computations)                                             33,583          33,042
--------------------------------------------------------------------------------------------------------------------


OTHER INFORMATION
Gross leasable area open at end of period -
 Wholly owned                                                                                 4,925           5,302
 Partially-owned consolidated                                                                 3,271           3,273
 Partially-owned unconsolidated                                                                 402             324
 Managed                                                                                         65             434
--------------------------------------------------------------------------------------------------------------------
Total gross leasable area open at end of period                                               8,663           9,333

Outlet centers in operation -
 Wholly owned                                                                                    22              26
 Partially owned - consolidated (b)                                                               9               9
 Partially owned - unconsolidated (c)                                                             1               1
 Managed                                                                                          1               4
--------------------------------------------------------------------------------------------------------------------
Total outlet centers in operation                                                                33              40

States operated in at end of period (b) (c)                                                      22              23
Occupancy percentage at end of period (b) (c)                                                    95%             94%
--------------------------------------------------------------------------------------------------------------------
(a)  The convertible operating partnership units (minority interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.
(b) Includes the Charter Oak portfolio which is currently held through a consolidated joint venture in which we own a one-third interest.
(c) Includes Myrtle Beach, South Carolina Hwy 17 property which is currently held through an unconsolidated joint venture in which we own a 50% interest.

     We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.